[LOGO]
                                     Neptune
                                    Society


                                                                 January 7, 2000



VIA EDGAR AND FACSIMILE
(202) 942-9594

Securities and Exchange Commission
The Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Attention:    Patrick J. O'Leary


         Re:  The Neptune Society, Inc.
              Filed on November 9, 1999
              SEC File No. 0-28013
              Withdrawal Request

Ladies and Gentlemen:

     The Neptune Society, Inc. hereby requests withdrawal of its registration statement on Form 10 (SEC File No. 0-28013) filed with the Securities and Exchange Commission on November 9, 1999.



                                   Very truly yours,

                                   The Neptune Society, Inc.


                                   By /s/ Marco Markin
                                      ------------------------------------------
                                      Marco Markin
                                      President and Chief Executive Officer




cc:  Kenneth Sam, Dorsey & Whitney LLP


  Corporate Headquarters 100 North First Street, Suite 205, Burbank, CA 91502 tel 818 953 9995 tf 888 637 8863 fax 818 953 9844 www.neptunesociety.com